Exhibit 10.58

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of October 5, 2026 (the “Effective Date”), by and between T3 Defense Inc., a corporation organized under the laws of United States, with offices at 575 Fifth Ave, 14th Floor, New York, New York (the “Company”), and Shlomo Zakai, CPA, I.D. No. 024385247, operating the accounting practice known as Shlomo Zakai CPA, whose address is at 3 Shaam St' Petach Tiqva (the “Consultant”).

WHEREAS: the Company wishes to engage the Consultant to provide chief financial officer, accounting and bookkeeping services, and the Consultant wishes to provide such services to the Company; and

WHEREAS: the parties intend that Shlomo Zakai personally serve as the Company’s Chief Financial Officer commencing on the Effective Date, while certain accounting and bookkeeping services may be performed by employees or other personnel of the Consultant under his supervision; and

WHEREAS: the Consultant represents that he is qualified and able to perform the Services and the parties desire to regulate their relationship in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. The Services

1.1. The Company hereby engages the Consultant as an independent consultant to provide the services described in Schedule A attached hereto (collectively, the “Services”). The Services consist of (i) chief financial officer services (the “CFO Services”) and (ii) accounting and bookkeeping services (the “Accounting Services”).

1.2. Shlomo Zakai shall personally perform the CFO Services and shall serve as the Company’s Chief Financial Officer commencing on the Effective Date. The Company shall take such corporate actions as may be required to effect or confirm such appointment. The parties acknowledge that, in performing duties that by law or applicable regulation are imposed on the Company’s Chief Financial Officer as an officer of the Company, Shlomo Zakai shall act in such officer capacity and nothing in this Agreement shall limit any non-waivable duty applicable to him in that capacity.

1.3. The Accounting Services may be performed by the Consultant and/or by employees, accountants, bookkeepers or other personnel engaged by the Consultant under the Consultant’s supervision (the “Consultant Personnel”). The Consultant shall remain responsible for the professional performance of the Accounting Services by Consultant Personnel. Consultant Personnel shall not be deemed officers or employees of the Company solely by reason of performing such services.

1.4. If the Company determines that a controller, assistant controller or other similar finance position is required, such person shall be engaged directly by the Company and shall be an employee or service provider of the Company, as applicable. The Company shall be solely responsible for all compensation, benefits, payroll taxes and other costs relating to such person, and such costs shall not be included in the Fees payable to the Consultant under this Agreement.

1.5. The Consultant shall cooperate on an ongoing basis with the Company’s management, employees, auditors, legal counsel, consultants and other service providers as reasonably required for the proper performance of the Services. The person within the Company responsible for the engagement shall be the Chief Executive Officer, the Board of Directors, or such other person designated by the Company from time to time.

1.6. The Consultant shall devote such time and attention as is reasonably necessary for the proper and timely performance of the Services. The parties acknowledge that this is not an exclusive or full-time engagement, unless otherwise agreed in writing.

1.7. The Consultant shall perform the Services faithfully, diligently and professionally, in accordance with applicable law and generally accepted professional standards.

1.8. Except for systems, access, information and resources to be provided by the Company as reasonably necessary for the Services, the Consultant shall be responsible for maintaining his own place of work and ordinary equipment and supplies used in providing the Services.

1.9. Nothing in this Agreement shall prevent the Consultant from providing services to other clients, including as an accountant, financial consultant or chief financial officer, provided that such activities do not create a material conflict of interest with the Company, involve misuse of the Company’s Confidential Information, or materially interfere with the Consultant’s performance of the Services. The Consultant shall promptly disclose any actual material conflict of interest of which he becomes aware.

2. Term and Termination

2.1. This Agreement shall commence on the Effective Date and shall continue for an indefinite term unless terminated in accordance with this Section 2. Either party may terminate this Agreement for any reason by giving the other party thirty (30) days’ prior written notice (the “Notice Period”). During the Notice Period, the Consultant shall continue to provide the Services and the Company shall continue to pay the applicable fees, unless the parties agree otherwise in writing.

2.2. The Company’s Board of Directors may remove Shlomo Zakai from his corporate office as Chief Financial Officer at any time to the extent permitted by applicable law and the Company’s governing documents. Unless the Agreement is also terminated in accordance with this Section 2, such removal shall not by itself terminate the Consultant’s right to fees for Services actually performed through the effective date of termination, including the applicable Notice Period where required under Section 2.1.

2.3. Either party may terminate this Agreement with immediate effect for Cause. For purposes hereof, “Cause” means:

A.	a material breach of this Agreement that is not cured within ten (10) business days after written notice describing the breach in reasonable detail, if such breach is capable of cure;

B.	fraud, embezzlement, willful misconduct, or a material breach of fiduciary duty in connection with the Services;

C.	a final conviction of, or plea of guilty or nolo contendere to, a felony or an offense involving fraud or dishonesty that materially affects the ability to perform the Services; or

D.	a material violation of applicable law in the performance of the Services that has or could reasonably be expected to have a material adverse effect on the Company.

2.4. Upon termination, the Consultant shall reasonably cooperate in an orderly transition of the Services, subject to payment of all undisputed amounts due to the Consultant. Accrued payment obligations and Sections 4 through 8, together with Schedule B to the extent applicable by its terms, shall survive termination.

3. Consideration

3.1. In consideration of the CFO Services and the Accounting Services, the Company shall pay the Consultant a monthly fee of USD 13,000 plus VAT, if required by applicable law (the “Fee”).

3.2. The Fee shall be paid monthly within ten (10) days after receipt by the Company of a duly issued invoice. The Consultant shall be responsible for taxes imposed on the Consultant in respect of the Fees, and the Company may withhold amounts only to the extent required by applicable law.

3.3. The Company shall reimburse the Consultant for reasonable out-of-pocket expenses incurred specifically for the Company and approved in advance by the Company, against appropriate supporting documentation. Ordinary overhead of the Consultant is included in the Fees.

3.4. In addition to the Fee, the Consultant shall be entitled to receive equity-based compensation, including shares and/or options, in accordance with the Company’s customary compensation practices for its senior officers, subject to approval by the Board of Directors and/or any applicable committee and to the terms of the Company’s applicable equity incentive plan and the relevant award documentation.

3.5. Except for the Fees, equity-based compensation provided under Section 3.4, approved expense reimbursement, and rights expressly provided under Section 6 relating to indemnification and D&O insurance, the Consultant shall not be entitled to additional compensation unless agreed in writing.

4. Confidentiality and Proprietary Rights

4.1. As a condition to this engagement, the Consultant shall comply with the Confidentiality and Proprietary Rights Undertaking attached as Schedule B.

4.2. For the avoidance of doubt, this Agreement does not impose a general non-competition restriction on the Consultant. The Consultant remains subject to the confidentiality, conflict-of-interest and limited non-solicitation obligations expressly set forth herein and in Schedule B.

5. Relationship of Parties

5.1. Except for Shlomo Zakai’s service as an officer of the Company in his capacity as Chief Financial Officer, the Consultant is and shall remain an independent contractor. Nothing in this Agreement shall create an employer-employee relationship between the Company and the Consultant or any Consultant Personnel, or a partnership, joint venture or agency relationship, except for the authority expressly inherent in or delegated in connection with Shlomo Zakai’s office as Chief Financial Officer.

5.2. The Consultant shall be solely responsible for the compensation, payroll obligations, social benefits and taxes of Consultant Personnel and for any other obligations arising from their engagement by the Consultant. Consultant Personnel shall have no claim to employee benefits from the Company solely by reason of providing the Accounting Services.

5.3. The Consultant shall have no authority to bind the Company to any contract or commitment except to the extent expressly authorized by the Board of Directors, the Chief Executive Officer, applicable Company policy, or the ordinary authority vested in the Company’s Chief Financial Officer.

6. Officer Indemnification, D&O Insurance and Company Cooperation

6.1. During Shlomo Zakai’s service as Chief Financial Officer and thereafter with respect to acts taken during such service, the Company shall provide him with indemnification, advancement of expenses and exculpation to the fullest extent available to other executive officers of the Company under applicable law, the Company’s certificate of incorporation, bylaws and any applicable indemnification arrangements, subject to any non-waivable limitations under applicable law.

6.2. The Company shall maintain directors’ and officers’ liability insurance (“D&O Insurance”) covering Shlomo Zakai on terms no less favorable in any material respect than the coverage provided to the Company’s other executive officers, for so long as such insurance is maintained for such officers. Following termination of his service, he shall be entitled to the benefit of any applicable run-off or tail coverage maintained for former executive officers on the same basis as similarly situated former executive officers.

6.3. The Company shall provide the Consultant with timely access to the books, records, personnel, systems and information reasonably necessary to perform the Services and to discharge the responsibilities of the Chief Financial Officer. The Consultant shall be entitled to rely in good faith on information supplied by the Company, its subsidiaries, officers, employees and professional advisers unless the Consultant knows, or reasonably should know, that such information is materially inaccurate or incomplete.

6.4. The Company shall not require Shlomo Zakai to sign, certify or approve any financial statement, filing, certification or other document unless he has been afforded reasonable access to the information and personnel necessary to review the matter and has had a reasonable opportunity to perform the procedures he considers appropriate in light of his responsibilities.

6.5. Except in the case of fraud, willful misconduct or gross negligence by the Consultant, the Consultant shall not be liable for indirect, special, incidental, punitive or consequential damages arising from the Services. Nothing in this Agreement shall limit liability that cannot lawfully be limited, including any non-waivable liability arising from Shlomo Zakai’s service as an officer of the Company.

7. Representations and Warranties

7.1. The Consultant represents that entering into and performing this Agreement does not knowingly conflict with any binding obligation applicable to the Consultant and that the Consultant shall not knowingly use or disclose confidential information belonging to another client or third party in performing the Services.

7.2. The Consultant shall comply with Company policies that are reasonably applicable to external service providers or executive officers, as the case may be, and that have been provided or otherwise made available to the Consultant, including applicable insider trading, disclosure controls, information security and code-of-conduct policies.

7.3. The Company represents that it has full power and authority to enter into this Agreement and to engage the Consultant on the terms set forth herein, subject to any corporate approval required for the appointment of the Chief Financial Officer.

8. Miscellaneous

8.1. “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with a party to this Agreement. “Control” means the power to direct the management or affairs of an entity, whether through ownership of voting securities, by contract or otherwise.

8.2. The preamble and the Schedules form an integral part of this Agreement. Section headings are for convenience only and shall not affect interpretation.

8.3. Neither party may assign this Agreement without the prior written consent of the other party, except that the Company may assign this Agreement to a successor in connection with a merger, reorganization or sale of substantially all of the Company’s assets, provided that such successor assumes the Company’s obligations hereunder.

8.4. This Agreement constitutes the entire agreement between the parties concerning its subject matter and supersedes prior oral or written arrangements concerning the Services from and after the Effective Date. Any amendment or waiver must be in writing and signed by both parties.

8.5. This Agreement shall be governed by the laws of the State of Israel, without regard to conflict-of-law principles, and the competent courts in Tel Aviv-Jaffa, Israel shall have exclusive jurisdiction over disputes arising out of or relating to this Agreement, except to the extent that jurisdiction over a matter relating to Shlomo Zakai’s office as Chief Financial Officer is mandatorily vested elsewhere by applicable corporate or securities law.

8.6. If any provision of this Agreement is held unenforceable, the remaining provisions shall remain in effect and the invalid provision shall be enforced to the maximum extent permitted by law consistent with the parties’ intent.

8.7. Any notice under this Agreement shall be in writing and delivered by personal delivery, recognized courier or email to the addresses most recently designated in writing by the parties. Email notice shall be deemed received on the business day sent if transmitted before 5:00 p.m. at the recipient’s location, otherwise on the next business day, provided no delivery failure notice is received.

8.8. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

T3 Defense Inc.		Shlomo Zakai, CPA

By:	/s/ Menachem Shalom	Signature:	/s/ Shlomo Zakai
Name:	Menachem Shalom		Shlomo Zakai
Title:	CEO

SCHEDULE A

THE SERVICES

1. CFO Services

●	Acting as the Company’s Chief Financial Officer and performing the duties customarily associated with such office, subject to the authority of the Board of Directors and applicable law.

●	Overseeing the preparation and review of quarterly and annual financial statements and related financial reporting, including reports required by management, the Board of Directors, the Securities and Exchange Commission (“SEC”) and other applicable regulators.

●	Signing, in the capacity of Chief Financial Officer, reports, certifications and other documents required by applicable law, SEC rules or the Company’s policies, after appropriate review.

●	Coordinating with the Company’s independent auditors, legal counsel, audit committee and other professional advisers in connection with financial reporting, audits, reviews, filings and corporate transactions.

●	Overseeing financial reporting processes, disclosure controls and procedures, and internal controls over financial reporting, including matters related to Sarbanes-Oxley Act compliance to the extent applicable to the Company.

●	Budgeting, cash-flow planning, treasury oversight, management reporting and other financial analysis reasonably required by the Chief Executive Officer or Board of Directors.

●	Supervising the Accounting Services and the financial close process.

2. Accounting and Bookkeeping Services

●	Maintaining the Company’s accounting records and general ledger based on source documents and information provided by the Company.

●	Bank and credit-card reconciliations and other routine balance-sheet reconciliations.

●	Accounts payable and payment preparation, accounts receivable and collection follow-up, and maintenance of supplier and customer accounting records.

●	Payroll administration support and coordination with payroll providers, to the extent applicable and agreed.

●	Monthly, quarterly and annual closing procedures, including preparation of supporting schedules and reconciliations for financial reporting and audit purposes.

●	Assistance with tax, regulatory and statutory reporting information, provided that preparation of tax returns or legal filings not ordinarily included in bookkeeping services shall be subject to separate agreement if material.

●	Other accounting and financial administration services reasonably related to the foregoing and agreed between the parties from time to time.

SCHEDULE B

CONFIDENTIALITY AND PROPRIETARY RIGHTS UNDERTAKING

1. Confidentiality

1.1. The Consultant may receive or have access to non-public information concerning the Company, its Affiliates, business, assets, financial condition, operations, plans, forecasts, customers, suppliers, personnel, transactions, technology and other matters, and non-public information of third parties that the Company is obligated to protect (collectively, “Confidential Information”). Confidential Information does not include information that the Consultant can demonstrate (i) is or becomes publicly available other than through breach of an obligation of confidentiality; (ii) was lawfully known to the Consultant without restriction before disclosure by the Company; or (iii) is lawfully received from a third party without a duty of confidentiality.

1.2. The Consultant shall use Confidential Information solely for the purpose of performing the Services and shall not disclose it except to Consultant Personnel who need the information to perform the Accounting Services and who are subject to confidentiality obligations no less protective than those set forth herein, or as authorized by the Company.

1.3. If disclosure of Confidential Information is required by law, subpoena, court order or regulatory requirement, the Consultant may make such disclosure, provided that, to the extent legally permitted, the Consultant gives the Company prompt notice and reasonably cooperates with efforts to seek confidential treatment or other protective measures.

1.4. The Consultant shall use reasonable administrative, technical and physical safeguards appropriate to the sensitivity of the information handled in connection with the Services.

1.5. Upon termination of the engagement or upon reasonable request, the Consultant shall return or destroy Company Confidential Information in his possession, except for copies retained pursuant to professional record-retention requirements, applicable law, automatic backup systems, or bona fide internal compliance needs. Any retained information shall remain subject to this Undertaking.

2. Work Product and Consultant Materials

2.1. Specific reports, schedules, analyses, accounting records and other deliverables created specifically for the Company in the course of the Services and paid for by the Company (the “Company Work Product”) shall belong to the Company, subject to the Consultant’s rights in Consultant Materials as set forth below.

2.2. The Consultant retains all right, title and interest in methodologies, templates, checklists, models, know-how, processes, software, tools, working methods and other materials developed or owned by the Consultant before or independently of this engagement, together with general skills, ideas and experience acquired in the course of providing professional services (“Consultant Materials”). To the extent Consultant Materials are incorporated into Company Work Product, the Consultant grants the Company a perpetual, non-exclusive, royalty-free license to use such incorporated Consultant Materials solely as part of, and for the Company’s use of, the Company Work Product.

2.3. Nothing in this Undertaking assigns to the Company any accounting methodology, professional know-how, generic template or other Consultant Material merely because it was used in performing the Services.

3. Conflicts and Limited Non-Solicitation

3.1. The Consultant may provide services to other clients, including clients operating in industries similar to the Company, subject to the confidentiality and conflict-of-interest obligations in this Agreement. The Consultant shall not knowingly accept an engagement that creates a direct and material conflict with the Consultant’s duties to the Company unless the conflict is disclosed and appropriately addressed.

3.2. During the term of the Agreement and for six (6) months thereafter, neither party shall knowingly and directly solicit for employment any employee of the other party with whom it had material direct contact through the engagement; provided that general advertisements, searches not specifically targeted at such employees, and approaches initiated by the employee shall not constitute solicitation.

4. General

4.1. This Undertaking forms an integral part of the Consulting Agreement and shall be interpreted consistently with it. In the event of a conflict, the Consulting Agreement shall control.

4.2. The confidentiality obligations in this Schedule B shall survive termination of the engagement for so long as the applicable information remains Confidential Information; trade secrets shall be protected for so long as they remain trade secrets under applicable law.

4.3. This Undertaking shall be governed by the same law and jurisdiction provisions as the Consulting Agreement.